EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G (and any further amendment filed by them) with respect to the common stock, par value $0.001 per share, of Archipelago Learning, Inc., a Delaware corporation.
Date: February 16, 2010

MHT-SI, L.P.

By: MHT-SI GP, LLC Its General Partner

By:	/s/ Shawn D. Terry
	Name:	Shawn D. Terry
	Title:	Managing Partner

MHT-SI GP, LLC
By:	/s/ Shawn D. Terry
	Name:	Shawn D. Terry
	Title:	Managing Partner

/s/ Michael McGill
MICHAEL McGILL

/s/ Shawn D. Terry
SHAWN D. TERRY